UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 15, 2021 (March 9, 2021)

SHIFT TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38839	82-5325852
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2525 16th Street, Suite 316, San Francisco, CA	94103
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (855) 575-6739

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	SFT	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) if the Exchange Act.  ☐

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On March 9, 2021, the Leadership Development, Compensation and Governance Committee of the Board of Directors of Shift Technologies, Inc. (the “Company”) approved the appointment of Oded Shein, age 59, as the Company’s Chief Financial Officer, replacing Cindy Hanford, who had been serving as Chief Financial Officer since the Company’s merger with Insurance Acquisition Corp. Mr. Shein will join the Company on March 15, 2021. It is anticipated that Ms. Hanford will remain as the Chief Financial Officer of the Company through the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and then will remain with the Company in a consulting capacity through April 21, 2021 to effect an orderly transition.

Mr. Shein previously served as Chief Financial Officer of The Fresh Market, Inc. since August 2018. Prior to that, he served as Executive Vice President and Chief Financial Officer of Stage Stores from January 2011 to August 2018. From July 2004 until January 2011, Mr. Shein served in various financial positions at Belk, Inc., including as its Vice President, Finance and Treasurer. Prior to joining Belk, Inc., Mr. Shein served as the Vice President, Treasurer of Charming Shoppes, Inc. Mr. Shein serves on the board of directors of Conn’s, Inc. Mr. Shein holds a Bachelor of Business Administration in Information Systems from Baruch College and a Master of Business Administration in Finance from Columbia University.

There are no family relationships between Mr. Shein and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company. Mr. Shein is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Pursuant to the employment agreement entered into between the Company and Mr. Shein (the “Employment Agreement”), Mr. Shein shall receive an annual base salary of $390,000. Mr. Shein will be eligible to participate in an annual bonus program established by the Company with a target annual bonus amount set at not less than two hundred percent (200%) of Mr. Shein’s base salary in the 2021 performance year, which amount will be prorated for the remainder of 2021. Thereafter, Mr. Shein will be eligible to participate in annual bonus programs established by the Company with a target annual bonus amount of not less than one hundred percent (100%) of Mr. Shein’s base salary in the applicable performance year.

The Employment Agreement also provides that Mr. Shein will receive a one-time equity grant of 273,311 restricted stock units (“RSUs”), each of which represents the right to receive one (1) share of stock in the Company. 75% of the RSUs will vest based on the passage of time (“Time RSUs”) and 25% of the RSUs will vest upon the achievement of specified performance metrics (“PSUs”). The RSUs begin vesting on a date set by the Board, which is expected to be in May of 2021 (the “Vesting Commencement Date”).

Subject to Mr. Shein’s continuous employment, the Time RSUs will vest in whole numbers as follows:

●	25% of the Time RSUs will vest on the first (1st) anniversary of the Vesting Commencement Date; and

●	75% of the Time RSUs will vest quarterly over the three (3) year period commencing on the first (1st) anniversary of the Vesting Commencement.

Subject to the Grantee’s continuous employment, the PSUs will vest in whole numbers on a quarterly basis over the 3rd and 4th years following the Vesting Commencement Date, provided that the applicable performance hurdle for the applicable performance year is met. Notwithstanding the foregoing:

●	If a performance hurdle is not met by the end of a quarterly vesting period, the PSUs available to vest during such quarter will be available to vest in the next quarterly vesting period within that performance year, and will vest, if applicable, on the last day of the quarterly vesting period in which the performance hurdle is met.

●	If the performance hurdle for the third performance year is not met, the PSUs available to vest in such third performance year remain eligible to vest in any applicable quarter of the fourth performance year if the fourth performance year’s performance hurdle is met during a calendar quarter of that year, with such vesting to occur on the last day of such quarterly vesting period.

●	If a performance hurdle for a performance year is not met, the PSUs eligible to vest with respect to that performance year will immediately terminate and become null and void.

The foregoing description of the Employment Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreement, a copy of which is filed hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 8.01. Other Events.

On March 15, 2021, the Company issued a press release announcing the appointment of Mr. Shein as Chief Financial Officer, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

10.1	Employment Agreement, dated as of March 15, 2021, between the Company and Oded Shein.

99.1	Press Release dated March 15, 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHIFT TECHNOLOGIES, INC.

Dated: March 15, 2021	/s/ George Arison
	Name:	George Arison
	Title:	Co-Chief Executive Officer and Chairman

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